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                                                                 Exhibit 2(a)(4)

               MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

                               AMENDMENT NO. 1 TO

              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

          AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP, a limited partnership formed under the laws of the State of Delaware (the "Partnership"), is made as of this 25th day of August, 2003 by Morgan Stanley Alternative Investment Partners LP, a limited partnership formed under the laws of the State of Delaware (the "General Partner").

                              W I T N E S S E T H:

          WHEREAS, the General Partner is the general partner of the Partnership;

          WHEREAS, pursuant to Section 8.1 of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 1, 2002 (as it may be amended, modified or otherwise supplemented from time to time, the "Agreement"), the Agreement may be amended, in whole or in part, with the approval of a majority of the Directors (including the vote of a majority of the Independent Directors, but only if such vote is required by the 1940 Act), except that any amendment also must be approved by a majority (as defined in the 1940 Act) of the outstanding voting securities of the Partnership if such vote is required by the 1940 Act.

          WHEREAS, on July 31, 2003, the Directors approved changes to the Agreement which do not (1) increase the obligation of a Partner to make any Capital Contribution; (2) reduce the Capital Account of a Partner; (3) modify the events causing the dissolution of the Partnership or (4) alter the provisions of (a) Section 5.6 of the Agreement relating to the General Partner's Performance Incentive, (b) Section 8.1 of the Agreement relating to the material amendment of the Agreement or (c) Section 3.10 of the Agreement relating to indemnification;

          WHEREAS, the General Partner desires to amend the Agreement to reflect the changes to the Agreement approved by the Directors; and

          WHEREAS, pursuant to Section 8.1(d) of the Agreement, the General Partner has given prior written notice of this Amendment No. 1 to each Partner, which notice set out a summary of this Amendment No. 1 and a statement that the text of this Amendment No. 1 will be furnished to any Partner upon request.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending the Partnership to be legally bound hereby, the General Partner hereby amends the Agreement as follows:

          SECTION 1. Capitalized Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment No. 1 shall have the meanings ascribed to such terms in the Agreement.

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          SECTION 2. Amendment to Section 2.11(d). Section 2.11(d) of the
Agreement is hereby deleted in its entirety and replaced by the following:

     "(d) The status of a Director will terminate (1) if the Director dies; (2) if the Director resigns as a Director; or (3) if the Director is removed in accordance with Section 2.11(e) of this Agreement."

          SECTION 3. Full Force and Effect. Other than as specifically set out in this Amendment No. 1, all terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement after the date of this Amendment No. 1 shall automatically be deemed to include this Amendment No. 1, and, accordingly, without limiting the generality of this sentence, it is understood and agreed that the defined term "Agreement" includes, collectively, the Agreement and this Amendment No. 1.

          SECTION 4. Governing Law. The terms and provisions of this Amendment No. 1 are governed by and will be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of the State of Delaware.

          SECTION 5. Headings. The headings in this Amendment No. 1 are included for convenience of reference only and in no way define or delimit any of the provisions of this Amendment No. 1 or otherwise affect their construction or effect.

                  [Remainder of Page Intentionally Left Blank]

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          IN WITNESS WHEREOF, the General Partner has executed this Amendment
No. 1 as of the day and year first above written.

                                   GENERAL PARTNER:
                                   MORGAN STANLEY ALTERNATIVE
                                   INVESTMENT PARTNERS LP


                                   By: Morgan Stanley AIP GP LP, as its
                                       General Partner


                                   By: Morgan Stanley Alternative
                                       Investments Inc., as its General Partner

                                   By:  /s/ Cory S. Pulfrey
                                       ----------------------------------------
                                       Name:  Cory S. Pulfrey
                                       Title: President

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